Exhibit 10.41

FORM OF DIRECTOR DESIGNATION AGREEMENT

DIRECTOR DESIGNATION AGREEMENT, dated as of November  [  ], 2010 (this “Agreement”), between Aeroflex Holding Corp., a Delaware corporation (the “Company”), and VGG Holding LLC, a Delaware limited liability company (“VGG”).

WHEREAS, the Company has determined that it is in its best interests to effect an initial public offering (“IPO”) of shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”);

WHEREAS, it is in the best interests of the Company to attract and retain highly qualified persons to serve on the Board of Directors;

WHEREAS, VGG is expected to designate highly qualified persons for nomination to the Board of Directors; and

WHEREAS, in connection with the IPO, the Company and VGG desire to enter into this Agreement setting forth certain rights of VGG to designate persons for nomination to the Board of Directors.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.             Definitions.  As used in this Agreement, the following terms shall have the meanings ascribed to them below:

“Board of Directors” means the Board of Directors of the Company.

“Bylaws” means the Amended and Restated Bylaws of the Company, as may be amended from time to time.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, as may be amended from time to time.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“VGG Operating Agreement” means the Amended and Restated Limited Liability Company Operating Agreement of VGG, initially dated as of August 15, 2007, between VGG and the other parties thereto, as amended to date.

2.             Board Representation.

(a)           At all times commencing upon the consummation of the IPO and continuing until such time as the Company is required to comply with Rule 303A.01 of the New York Stock Exchange Listed Company Manual or any successor rule thereto (the “NYSE Majority Independent Board Rule”), the Company and the Board of Directors shall, acting through the Corporate Governance and Nominating Committee of the Board of Directors, include in the slate of nominees recommended to stockholders of the Company (the “Stockholders”) for election as directors at any annual or special meeting of the Stockholders at which directors of the Company are to be elected, such individuals as are designated by VGG (the “VGG Nominees”).  At such time as the Company is first required to comply with the NYSE Majority Independent Board Rule, to the extent then required for compliance by the Company with such rule, VGG shall cause one or more of the VGG Nominees to resign from the Board of Directors; provided, that, VGG shall not be required to cause the resignation of a number of directors that would result in it maintaining on the Board of Directors less than the number of directors that it is then permitted to nominate pursuant to Section 2(b).

(b)           During such time as (i) VGG owns less than a majority (but at least one) of the then outstanding shares of the capital stock of the Company that are entitled to vote generally in the election of directors (the “Voting Shares”) and (ii) the Company is required to comply with the NYSE Majority Independent Board Rule, the Company and the Board of Directors shall include, acting through the Corporate Governance and Nominating Committee of the Board of Directors, in the slate of nominees recommended to Stockholders for election as directors at any annual or special meeting of the Stockholders at which directors of the Company are to be elected, not less than four VGG Nominees.

(c)           Vacancies arising through the death, resignation, disqualification or removal of a VGG Nominee may be filled by the Board of Directors only with a person designated by VGG (and such person shall be deemed to be a VGG Nominee).

(d)           Notwithstanding the provisions of this Section 2, VGG shall not be entitled to designate a particular person as a nominee to the Board of Directors or to designate a particular person to fill a vacancy on the Board of Directors upon a written determination by the Board of Directors or the Corporate Governance and Nominating Committee of the Company (which determination shall set forth in writing the grounds for such determination) that (A) such person would not be qualified under any applicable law, rule or regulation to serve as a director of the Company or (B) the inclusion of such person as a nominee for election as a director or the appointment of such person to the Board of Directors would violate the fiduciary duties of the members of the Board of Directors or the Corporate Governance and Nominating Committee under applicable law.  Except as set forth in the preceding sentence, neither the Company nor any other Stockholder shall have the right to object to any VGG Nominee.

(e)           The Company shall notify VGG in writing of the date on which proxy materials are expected to be mailed by the Company in connection with an election of directors at an annual or special meeting of the Stockholders (and such notice shall be delivered to VGG at least 120 days prior to such expected mailing date with respect to any annual meeting of the Stockholders and at least 30 days prior to such expected mailing date with respect to any special meeting of the Stockholders).  The Company shall provide VGG with a reasonable opportunity to review and provide comments on any portion of the proxy materials relating to the VGG Nominees or the rights and obligations provided under this Agreement and to discuss any such comments with the Company.  The Company shall notify VGG of any opposition to a VGG Nominee designated pursuant to Section 2(a) or (b) sufficiently in advance of the date on which such proxy materials are to be mailed by the Company in connection with such election of directors so as to enable VGG to propose a replacement VGG Nominee, if necessary, in accordance with the terms of this Agreement, and VGG shall have not less than 10 business days to designate another nominee.  The Company shall notify VGG of any opposition to a VGG Nominee designated to fill a vacancy on the Board of Directors pursuant to Section 2(c) no later than 2 business days following any determination made in accordance with Section 2(d) and VGG shall have the right to designate another person to fill such vacancy.

(f)            Without the prior written consent of VGG, the Company shall not take any action, including making or recommending any amendment to the Certificate of Incorporation or Bylaws, that would decrease the size of the Board of Directors if such decrease would cause the Company to fail to satisfy the NYSE Majority Independent Board Rule, to the extent then applicable, without the resignation of a VGG Nominee from the Board of Directors, or that otherwise could reasonably be expected to adversely effect VGG’s rights under this Agreement.

(g)           Without limiting the foregoing, the Company agrees that it will not enter into any agreement or understanding or make any commitment to any Person or otherwise take any action that would violate or be inconsistent with any provision or agreement contained in this Agreement or that reduces or eliminates the rights of VGG set forth in this Agreement.

3.             Miscellaneous.

(a)           Governing Law.  This Agreement and the rights and obligations of the parties hereunder and the Persons subject hereto shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, without giving effect to the choice of law principles thereof.

(b)           Certain Adjustments.  The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all shares of capital stock of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution for the shares of Common Stock, by combination, recapitalization, reclassification, merger, consolidation or otherwise and the term “Common Stock” shall include all such other securities.

(c)           Enforcement.  Each of the parties agrees that in the event of a breach of any provision of this Agreement, the aggrieved party may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of this Agreement.  Such remedies shall, however, be cumulative and not exclusive, and shall be in addition to any other remedy which any party hereto may have.  Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts in New York and Delaware for the purposes of any suit, action or other proceeding arising out of or based upon this Agreement or the subject matter hereof.  To the fullest extent permitted by law, each party hereto hereby consents to service of process made in accordance with Section 3(f).

(d)           Successors and Assigns.  Except as otherwise provided herein, the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

(e)           Entire Agreement; Termination.  This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof and supersedes all prior oral or written (and all contemporaneous oral) agreements or understandings with respect to the subject matter hereof.  This Agreement shall terminate and be of no further force and effect at such time as VGG ceases to beneficially own any Voting Shares.

(f)            Notices.  All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed, certified or registered mail with postage prepaid, (c) sent by next-day or overnight mail or delivery or (d) sent by fax, as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

If to the Company:

Aeroflex Holding Corp.

35 South Service Road

P.O. Box 6022

Plainview, NY  11803

Attention:  Leonard Borow

Facsimile No.:  (516) 694-0658

Telephone No.:  (516) 694-6700

If to VGG:

VGG Holding Corp.

c/o Veritas Capital Fund Management, L.L.C.

590 Madison Avenue

New York, New York  10022

Attention:  Robert B. McKeon

Facsimile No.:  (212) 688-0020

Telephone No.:  (212) 415-6700

With a copy (which shall not constitute notice) to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, New York  10022

Attention:  Benjamin M. Polk, Esq.

Michael R. Littenberg, Esq.

Facsimile No.:  (212) 593-5955

Telephone No.:  (212) 756-2000

All such notices, requests, demands, waivers and other communications shall be deemed to have been received by (w) if by personal delivery, on the day delivered, (x) if by certified or registered mail, on the fifth business day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered, or (z) if by fax, on the day delivered, provided that such delivery is confirmed.

(g)           Waiver.  Waiver by any party hereto of any breach or default by the other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived.  No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party to assert its or his or her rights hereunder on any occasion or series of occasions.

(h)           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(i)            Headings.  The headings to sections in this Agreement are for the convenience of the parties only and shall not control or affect the meaning or construction of any provision hereof.

(j)            Invalidity of Provision.  The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

(k)           Amendments and Waivers.  The provisions of this Agreement may be amended at any time and from time to time, and particular provisions of this Agreement may be waived or modified, with and only with an agreement or consent in writing signed by each of the parties hereto.

(l)            Further Assurances.  Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto or Person subject hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement.

(m)          Third Party Beneficiaries.  This Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies.

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IN WITNESS WHEREOF this Agreement has been signed by each of the parties hereto, and shall be effective as of the date first above written.

AEROFLEX HOLDING CORP.

By:
Name:
Title:

VGG HOLDING LLC

By:
Name:
Title: